Valuation Report
Brasil Telecom Participações S.A.
IMPORTANT DISCLAIMER: This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes.  The Translation was made by persons whose native language is not English, therefore there is no warranty as to the accuracy, reliability or completeness of any information translated and no one should rely on the accuracy, reliability or completeness of such information.  There is no assurance as to the accuracy, reliability or completeness of the translation.  Any person reading this translation and relying on it should do so at his or her own risk.
May 30, 2008
Exhibit (a)(5)(J)

Disclaimer
This valuation report is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares of Brasil Telecom Participações S.A. (“BRP").
The tender offer for the outstanding preferred shares of BRP referred to in this valuation report has not commenced.
Any offer to purchase or solicitation of an offer to sell any preferred shares of BRP from any person resident in the United States will be made only pursuant to an offer to purchase and related materials that Telemar Norte Leste S.A. ("Telemar") intends to file with the U.S.
Securities and Exchange Commission (the "Commission") upon commencement of the tender offer.
Holders of preferred shares of BRP should read carefully the offer to purchase and the other documents relating to the tender offer when they become available and prior to making any decisions with respect to the tender offer because these documents will contain important information about the tender offer, including the terms and conditions of the tender offer.
Following the filing with the Commission of the offer to purchase and the other documents relating to the tender offer, holders of preferred shares of BRP will be able to obtain the filed documents free of charge at the Commission's website at www.sec.gov or from
Telemar.

Index
1. Executive summary 3
2. Information about the evaluator 8
3. Market and company description 15
4. Valuation of Brasil Telecom Participações 18
4.1. Financial and operational highlights 19
4.2. Weighted average price of the shares on the BOVESPA 23
4.3. Book value of the shareholders’ equity 27
4.4. Economic value based on market multiples of comparable companies methodology 29
Appendix A. Analysis of the historical spreads between ON and PN shares 36
Appendix B. Valuation criterion 39
Appendix C. Terms and definitions used in the valuation report 41
Appendix D. Calculation of the NPV of holding expenses 43
Appendix E. Additional information and disclaimers 45

3 1. Executive summary * * * * * * * * * * * *

BRP - Valuation summary
Weighted average price of common and preferred shares listed on the BOVESPA
R$ per share, except when otherwise indicated
Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse” or “CS”) has been retained by Telemar Norte Leste S.A. (“Telemar”) to prepare a valuation report (“Valuation Report”) for the purpose of the public voluntary tender offer (“Voluntary TO”) for the preferred shares of Brasil
Telecom Participações S.A. (“Brasil Telecom Participações”, “BRP” or the “Company”), the holding controlling company of Brasil Telecom S.A.
(“Brasil Telecom” or “BRT”) as described in Article 2 (IV) of CVM Instruction No. 361/02.
Based on the volume weighted average price of the shares issued by BRP listed on the BOVESPA, the price range of the shares issued by BRP is demonstrated below: (1)
Credit Suisse applied the criterion of volume weighted average price of the shares issued by BRP between
January 24, 2008 and April 23, 2008 to calculate the value of shares issued by BRP
Source: Economática, as of May 30, 2008.
(1) For further information on the applied calculation methodology, see Appendix B of this Report.
(2) Material Fact dated April 25, 2008 regarding the acquisition of indirect control of Brasil Telecom and Brasil Telecom Participações.
(3) Source: BRP (BRP had 1,480,800 treasury common shares as of March 31, 2008).
BRTP3 BRTP4
12-month period prior to the release of the Material Fact (2)
04/24/2007 - 04/24/2008 R$ 46.62 R$ 23.11
Number of shares (mn)
(3) 132.6 229.9
Market capitalization (R$ mn) R$ 6,178.9 R$ 5,313.6
Value per share weighted by the number of shares of each class R$ 46.62 R$ 23.11
Period between the release of the Material Fact and the date of the Valuation Report
04/25/2008 - 05/30/2008 R$ 52.25 R$ 24.72
Number of shares (mn)
(3) 132.6 229.9
Market capitalization (R$ mn) R$ 6,925.8 R$ 5,683.9
Value per share weighted by the number of shares of each class R$ 52.25 R$ 24.72
90-day period between 01/24/08 and 04/23/08
01/24/2008 - 04/23/2008 R$ 48.62 R$ 22.98
Number of shares (mn)
(3) 132.6 229.9
Market capitalization (R$ mn) R$ 6,445.1 R$ 5,284.4
Value per share weighted by the number of shares of each class R$ 48.62 R$ 22.98

BRP - Valuation summary (cont’d)
Book value of the shareholders’ equity per share
R$ mn, except when otherwise indicated
Source: Financial statements of BRP. Base date: March 31, 2008.
(1) Source: BRP (BRP had 1,480,800 treasury common shares as of March 31, 2008).
Based on the book value of the shareholders’ equity per share methodology, the value of common and preferred shares issued by BRP is R$14.64
03/31/08
Total assets R$ 17,663
(-) Total liabilities 10,503
(-) Minority interests 1,852
= Shareholders' equity 5,308
Total number of shares (million)
(1)
362.5
R$/share PN and/or ON 14.64

BRP - Valuation summary (cont’d)
Economic value - multiples of comparable companies
Source: Financial statements of BRP and Credit Suisse. Base date: March 31, 2008.
(1) For further information on the justification of the value breakdown between different classes of shares of BRP, see pages 34 and 35 of this Report.
(2) LTM = Last twelve months ended on March 31, 2008.
(3) The equity value of BRP is calculated from its shareholding position on BRT, its controlled operational company.
(4) Net present value of the operational expenses of the holding company BRP. For further information on the methodology used, see Appendix D of this Report
(5) Source: BRP (BRP had 1,480,800 treasury common shares as of March 31, 2008).
R$ mn, except when otherwise indicated
Based on the economic value criterion and multiples of comparable companies methodology, the value range per common and preferred share issued by BRP is demonstrated below:
(1)
+ 4.88% - 4.65%
BRT EBITDA LTM
(2)(3)
R$ 3,774.1
x EV/EBITDA Multiple 5.84x
= BRT enterprise value 22,048.6
(-) BRT net debt (03/31/2008) 2,887.8
= BRT total equity value 19,160.9
. PN shares
(1)
5,661.9
. ON controlling shares
(1)
13,400.1
. ON minority shares
(1)
98.8
BRT shares owned by BRP
% of share class
. PN shares ('000) 120.9 40.62%
. ON shares ('000) 247.3 99.09%
= BRP enterprise value 15,699.9
(-) NPV of BRP holding expenses
(4)
235.7
(+) BRP net cash (03/31/2008) 1,213.8
= BRP total equity value 16,678.0
. PN shares 7,006.8
. ON shares 9,671.2
Number of PN shares (million)
(5)
229.9
Number of ON shares (million)
(5)
132.6
Total number of shares (million)
(5)
362.5
PN (R$/share)
(1)
R$ 29.05 R$ 30.47 R$ 31.96
ON controlling (R$/share)
(1) 77.03 80.79 84.73
ON minority (R$/share)
(1)
61.62 64.63 67.78

BRP - Valuation summary (cont’d)
Comparative analysis of value ranges
R$ per share
Volume weighted average price (1)
Economic value (2)
Book value of the shareholders’ equity per share (3)
ON PN
Period from 04/24/2007 to 04/24/2008
Period from 04/25/2008 to 05/30/2008
Period from 01/24/2008 to 04/23/2008
ON controlling
ON minority
According to Schedule III, IX, “e” of CVM Instruction No 361/02, CS presents a comparative chart with the amounts calculated for common and preferred shares issued by BRP
R$ 61.62
R$ 77.03
R$ 14.64
R$ 84.73
R$ 67.78
R$ 46.62
R$ 52.25
R$ 48.62
R$ 29.05
R$ 14.64
R$ 31.96
R$ 23.11
R$ 24.72
R$ 22.98
(1) For further information, see pages 23-26 of this Valuation Report.
(2) For further information, see pages 29-35 of this Valuation Report.
(3) For further information, see pages 27-28 of this Valuation Report.

8 2. Information about the evaluator * * * * *

Qualifications of the evaluator
As established in CVM Instruction No. 361/02, CS presents its qualifications below.
CS has acted as an advisor in important mergers and acquisitions in the Brazilian market:
Advisory services in mergers and acquisitions
Companies that operate in the segment of BRP (Telecom)
Telemar (2008): Advisory services to Telemar Norte Leste in the acquisition of Tele Norte Celular / Amazônia Celular
Telecom Itália (2007): Advisory services to Telecom Itália in the sale of its stake in Solpart Participações to a group of investors
TIM (2006): Advisory services to TIM in the merger of shares of TIM Celular by TIM Participações
Telesp Celular (2003): Advisory services to Telesp Celular in the acquisition of Tele Centro Oeste Celular
Other relevant credentials in mergers and acquisitions
Public companies
Bovespa (2008): Advisory services to Bovespa Holding in its merger with Bolsa de Mercadorias & Futuros - BM&F
MMX (2008): Advisory services to MMX in the sale of MMX Minas-Rio and MMX Amapá to Anglo American
Eleva (2007): Advisory services to Perdigão in the acquisition of Eleva
MMX (2007): Advisory services to MMX and Centennial Asset in the sale of 50% of the capital of MMX Minas-Rio to Anglo American
Submarino (2006): Advisory services to Submarino in the merger between Submarino and Americanas.com
CVRD (2006): Advisory services to CVRD in its takeover bid for Inco
International Paper (2006): Advisory services to IP in the sale of Inpacel to Stora Enso
Dufry (2006): Advisory services in the acquisition of 80% of Brasif and Eurotrade
ALL (2006): Advisory services to ALL in the acquisition of Brasil Ferrovias and Novoeste Brasil
Bunge Fertilizantes (2006): Advisory services to Bunge Fertilizantes in its sale to Fosfertil
Acesita (2005): Advisory services to Previ and Petros in the exercise of their put option against Arcelor do Brasil, whereby they sold 25%
of the voting capital of Acesita
Usiminas (2005): Advisory services in the exchange of its stake in Siderar and Sidor for a stake of 16% in the total capital of Ternium
CCR (2003): Advisory services to Andrade Gutierrez, Brisa and Camargo Corrêa in the acquisition of Odebrecht’s stake in CCR
Private companies
J. Mendes (2008): Advisory services to Mineração J. Mendes in its sale to Usiminas
Magnesita (2007): Advisory services in the sale of Magnesita to GP Investimentos
Grupo Dedini Agro (2007): Advisory services in the sale of Dedini to Abengoa Bioenergy
Note: The term “advisory” includes the following services: structuring of the transaction, assistance on data gathering, financial and economic valuations and advisory on the negotiation between the parties.

Qualifications of the evaluator (cont’d)
Qualification of the professionals responsible for the Valuation Report:
Marco Gonçalves
Responsible for Mergers and Acquisitions, Investment Banking
José Olympio Pereira
Managing Director, Head of the Investment Banking Division in Brazil
José Olympio Pereira is responsible for the investment banking division of Credit Suisse in Brazil
Before joining CS, José Olympio was co-responsible for the investment banking division in Latin America and responsible for this division in Brazil at
Citigroup Global Markets between February 2001 and May 2004. He was also responsible for Donaldson, Lufkin & Jenrette in Brazil between February 1998 and December 2000. He worked for 13 years at Banco de Investimentos Garantia, where he occupied several positions, including his latest position as responsible for the corporate finance area. During his career, José Olympio was responsible for a large number of relevant mergers and acquisitions, as well as for various equity and debt offerings in the Brazilian and international markets
José Olympio has a degree in Civil Engineering from Pontifícia Universidade Católica in Rio de Janeiro and a masters’ degree in Business from Harvard
Business School
Marco Gonçalves is responsible for mergers and acquisitions of the investment banking division of Credit Suisse in Brazil
Before joining CS, Marco Gonçalves worked at ABN Amro Bank, Deustche Bank and BNP Paribas both in Brazil and in New York. Marco Gonçalves has over 13 years of experience in investment banking, and has provided advisory services to various clients in mergers and acquisitions in a number of sectors
Marco Gonçalves has a Mechanical Engineering degree from the Federal University of Santa Catarina and a specialization course in Finance from the New
York University

Qualifications of the evaluator (cont’d)
Qualification of the professionals responsible for the Valuation Report:
Daniel Anger
Analyst, Investment Banking
Bruno Amaral
Associate, Investment Banking
Bruno Amaral is an associate of the investment banking division of Credit Suisse in Brazil
Bruno Amaral has been a part of the Credit Suisse team since February 2005. Before joining Credit Suisse, Bruno worked in the investment banking division of Citigroup Global Markets (ex-Salomon Smith Barney) in São Paulo and New York, and in the mergers and acquisitions division of BNP Paribas in São
Paulo and Paris. He has over 8 years of experience in investment banks and has already worked on various mergers and acquisitions, as well as equity and debt offerings in various sectors in Brazil, Latin America and Europe
Bruno Amaral has a degree in Economics from the Universidade de São Paulo
Daniel Anger is part of the execution team of the investment banking division of Credit Suisse in Brazil
Daniel Anger joined Credit Suisse in June 2007. Before joining Credit Suisse, Daniel worked as an analyst in the investment banking division of N.M.
Rothschild in Brazil, and at Bain & Company. Throughout his career, Daniel Anger has worked on several operations in mergers and acquisitions and capital markets in different sectors
Daniel Anger has a degree in Industrial Engineering from the Universidade de São Paulo

Evaluator’s representations
As established in CVM Instruction No. 361/02, CS represents that:
1. The table below summarizes the quantity of securities issued by BRP and BRT that CS, as well as other entities linked to it, hold or own under their administration, based on data as of May 30, 2008:
2. It has no conflict of interest that may in any way restrict its capacity to arrive at the conclusions independently presented in this Valuation Report.
3. It has no direct or indirect interest in BRP, Telemar or in the Voluntary TO, and there is no other relevant circumstance that may be considered a conflict of interest; the controlling shareholder or managers of BRP and Telemar have not directed, limited, hindered or performed any act that adversely affected or may have adversely affected the access to, use or knowledge of information, assets, documents or work methodologies relevant for the quality of the respective conclusions; the controlling shareholders of the companies and their managers have not determined the methodologies used in this Valuation Report; and there is no existing or potential conflict or pooling of interests with the controlling shareholder of Telemar, or with their minority shareholder(s) or, with respect to BRP, its respective partners, or in connection with the Voluntary TO.
Entity Type of Security Ticker Number of Shares % Total Capital
CS and/or CS' conglomerate companies
Shares BRTP3 813,148 0.2243%
CS and/or CS' conglomerate companies
Shares BRTP4 256,056 0.0706%
CS and/or CS' conglomerate companies Shares BRTO4 497,581 0.0909%

Evaluator’s representations (cont’d)
4. The combined cost of this Valuation Report and of the valuation report with respect to Brasil Telecom S.A.
(“Brasil Telecom” or “BRT”) will be R$2,000,000.00, to be paid by Telemar
5. On May 02, 2008 CS received R$5,341,491.18 as the engagement commission to act as the Agent
(“Comissário”) with respect to the acquisition of the indirect control of Brasil Telecom S.A. and Brasil
Telecom Participações S.A.
6. On December 28, 2007 it received R$19,052.42 as reimbursement of expenses incurred in the provision of advisory services to Telemar in connection with the sale of shares issued by Tele Norte Celular owned by
Telpart Participações S.A.
7. On December 21, 2007 it received R$963,177.69 for the 1st installment of the engagement commission to act as exclusive financial advisor in connection with the merger with or direct or indirect acquisition of shares issued by Brasil Telecom S.A. and Brasil Telecom Participações S.A.
8. On January 8, 2008 it received R$1,888,217.14 for the 2nd installment of the engagement commission to act as exclusive financial advisor in connection with the merger with or direct or indirect acquisition of shares issued by Brasil Telecom S.A. and Brasil Telecom Participações S.A.
9. On May 15, 2008 it received R$1,244,428.57 as commission and remuneration with respect to the valuation reports of the voluntary public tender offers of Tele Norte Celular Participações S.A. and Amazônia Celular
S.A.
10. It has been retained by Telemar to prepare a valuation report with respect to BRT in the context of the voluntary tender offer for acquisition of preferred shares of BRT, as explained previously in item 4 above
11. It received R$9,456,367.00 from Telemar, in the 12 months prior to the voluntary public tender offer registration request, as remuneration for any consultancy, valuation, auditing and related services provided, as previously explained in items 5, 6, 7, 8 and 9 above
12. It has not received any amounts from BRP as remuneration for any consultancy, valuation, auditing and related services provided in the 12 months prior to the voluntary public tender offer registration request

Evaluator’s representations (cont’d)
13. This Valuation Report presents:
I. Information about the shares issued by BRP, including the ownership structure;
II. The valuation criterion based on the volume weighted average price of shares issued by BRP over a
90-day period from January 24, 2008 to April 23, 2008;
III. A description of the methodologies applied in the valuation of the shares issued by BRP using economic value and book value of the shareholders’ equity criteria; and
IV. Tables with data used in the calculation of values.
14. In addition to the information required in article 8, paragraph 3 of CVM Instruction No. 361/02, this Valuation
Report provides additional information aimed at supplementing the analysis presented herein and supporting the conclusion on the calculated value of the shares of BRP
15. In compliance with article 8 (V) (b) of CVM Instruction No. 361/02, Credit Suisse represents that, among the valuation criteria presented in this document, it believes the methodology of volume weighted average price of shares issued by BRP over a 90-day period from January 24, 2008 to April 23, 2008, as per item XII (d), of schedule III of CVM Instruction No. 361/02, to be the most appropriate for determining the value range of the shares issued by BRP
16. CS’s internal process for the approval of the Valuation Report involves the following stages:
I. Discussion about the methodology and assumptions to be applied in the valuation with the team involved in the operation; and
II. After preparation and revision of the Valuation Report by the team involved, submission of the
Valuation Report for the analysis of an internal bank committee, composed of the bank’s CEO, the director of the investment banking division, legal counsel and other members of the committee, and others responsible for the departments involved in the transaction

15 3. Market and company description * * * * *

Summary of the markets in which BRP operates
Brasil Telecom Participações, via Brasil Telecom, operates in the states of Acre, Goiás, Mato Grosso, Mato Grosso do Sul, Paraná,
Rio Grande do Sul, Rondônia, Santa Catarina, Tocantins and Distrito
Federal, in the North, Midwest and Southern regions, occupying aZn area of 2.9 million km 2 – around 33.5% of Brazil’s national territory
Market Market overview
Global market
Fixed line
Between 2006 and 2007, the number of fixed-line telephones globally grew less than 1%, remaining in the range of 1.3 billion, equivalent to a density of approximately 19 lines in service per 100 inhabitants.
The number of broadband accesses rose from 279 million to 332 million, representing growth of around 19% in the period.
Wireless
The number of mobile phones in the world increased from 2.7 billion to
3.3 billion between 2006 and 2007, which corresponds to a penetration rate of approximately 1 mobile phone for each 2 inhabitants.
In 2007, Brazil consolidated itself as the fifth largest mobile phone market in the world, with around 121 million mobile phones.
Brazilian market
Fixed line
The number of lines in service in Brazil totaled 35.0 million in 2007, a decline of 2% versus the previous year, when lines in service totaled
35.7 million.
The number of broadband subscribers in Brazil grew 38% to 7.7 million in 2007, versus 5.5 million in 2006.
Wireless
The number of mobile phones operating in Brazil was 121 million in
2007, posting growth of 21% versus the previous year, when accesses totaled 99.9 million.
GSM is the most popular technology, with market share of 78.5% in
2007. The CDMA technology accounts for 17.3% of accesses in
operation, followed by TDMA, with 4.3%.
Growth in the number of lines in service in the region
States in which Brasil Telecom operates
State
Installed
lines (mn)
Density
(1)
Acre
99 4.8
Federal District
888 113.5
Goiás
1,264 41.7
Mato Grosso
530 7.2
Mato Grosso do Sul
470 13.3
Paraná
2,737 104.4
Rio Grande do Sul
2,600 22.9
Rondônia
248 1.5
Santa Catarina
1,601 93.5
Tocantins
168 2.1
Brazil 41,872 20.6
Source: Anatel. As of March 31, 2008.
(1) Lines per 100 inhabitants.
9,740
8,593
8,222 8,225
2005 2006 2007 1Q08
Lines in service
Source: Teleco.

Description of BRP
Company description
Brasil Telecom Participações S.A. is a holding company with
99.1% of the voting capital and 67.3% of the total capital of
Brasil Telecom S.A.
Created after the spin-off of Telebrás, on May 22, 1998, Brasil
Telecom Participações S.A. – at that time called Tele Centro
Sul Participações S.A. – was acquired in the privatization
auction held on July 29, 1998.
BRP, via Brasil Telecom S.A., provides services in the fixed line, wireless, data solutions, internet, video and data center segments in an area of around 2.9 million km2, equivalent to around 33.5% of Brazil’s national territory.
Performance in Q1 2008
BRP, via Brasil Telecom S.A., ended Q1 2008 with around 8
million fixed-line telephones in service, more than 4.5 mobile phones in service, 280,000 public phones and 1.6 million ADSL
(broadband) accesses.
The average market share of BRP in its operating region in Q1
2008 was 84.6% in the intra-regional segment, 89.7% in the
intra-sector segment, 64.3% in the inter-regional segment and
38.8% in the international segment.
Fixed-line ARPU (excluding data communication) was R$78.89
in Q1, 1.3% higher yoy. Including revenue from data
communication, ARPU in Q1 was R$101.35, 6.0% higher yoy.
Overall ARPU of the mobile segment in Q1 was R$29.80,
14.4% lower yoy.
Ownership structure Company overview
Market share
Source: Teleco; Market share as of Companies’ lines in service.
Total 18.9%
ON 51.6%
PN 0.0%
Brasil Telecom
Participações S.A.
Total 3.5%
ON 9.6%
PN 0.0%
Total 77.6%
ON 38.8%
PN 100.0%
23.6% 22.9% 22.9% 23.0% 23.1%
40.3%
40.6% 40.8% 40.4% 40.4%
33.9%
34.2%
34.0%
34.2% 34.3%
2.2% 2.3% 2.3% 2.3% 2.3%
2006 2007 Jan-08 Fev-08 Mar-08
BrT Oi Telefonica Other
Source: Teleco and BRP.
Source: BRP. (1) Direct and indirect ownership.
Free float
Invitel S.A.(1)
Other
controlling
shareholders(1)

18 4. Valuation of Brasil Telecom Participações * * * * *

19 4. Valuation of Brasil Telecom Participações 4.1. Financial and operational highlights * * * * *

Main financial highlights
Historical consolidated balance sheet of BRP
Source: Standardized financial statements, CVM.
R$ mn
2005 2006 2007 03/31/08 2005 2006 2007 03/31/08
Loans and financing 1,201.7 1,109.6 496.8 514.2
Cash and financial investments 2,613.8 3,974.0 3,364.5 3,090.0 Suppliers 1,787.9 1,474.7 1,483.0 1,376.4
Accounts receivable 2,152.8 2,127.7 2,189.7 2,221.2 Taxes payable 1,035.3 888.4 820.9 885.7
Recoverable taxes 1,276.7 944.1 804.5 1,090.1 Dividends payable 499.8 614.4 1,016.5 1,248.0
Inventory 83.0 64.2 32.7 37.9 Provisions 265.1 218.8 298.9 257.6
Other current assets 187.6 388.2 1,044.5 1,390.7 Other obligations 522.7 546.5 611.3 583.5
Current assets 6,314.0 7,498.1 7,436.0 7,829.8 Current liabilities 5,312.4 4,852.4 4,727.4 4,865.4
Loans and financing 3,367.4 4,265.6 3,886.6 3,830.1
Provisions 1,115.9 1,163.2 1,286.5 1,293.0
Taxes 342.1 113.8 171.1 251.7
Deferred income taxes 1,512.3 1,649.5 1,793.2 1,802.9 Authorization to Explore Telecom Serv. 252.3 219.5 174.6 69.9
Judicial deposits 152.9 429.9 1,069.1 1,300.5 Others 143.6 90.6 110.8 193.2
Other long-term assets 176.1 49.0 104.7 100.6 Minorities' interest 1,801.2 1,811.1 1,825.8 1,851.9
Long-term assets 1,841.4 2,128.4 2,967.1 3,204.0 Long-term liabilities 7,022.5 7,663.8 7,455.4 7,489.8
Investments 423.4 330.1 201.5 172.8 Paid-in capital 2,596.3 2,596.3 2,596.3 2,596.3
PP&E 7,587.6 6,535.3 5,664.2 5,304.7 Capital reserve 309.2 309.2 309.2 309.2
Intangible 1,220.1 1,163.4 1,049.6 1,049.5 Profit reserves 282.7 306.3 266.0 266.0
Deferred 194.4 138.5 111.0 102.2 Retained earnings 2,057.9 2,065.8 2,075.1 2,136.4
Fixed assets 9,425.5 8,167.3 7,026.2 6,629.1 Shareholders' equity 5,246.0 5,277.6 5,246.5 5,307.8
Total assets 17,580.9 17,793.8 17,429.3 17,663.0 Total liabilities and shareholders’ equit 17,580.9 17,793.8 17,429.3 17,663.0

Consolidated historical income statement of BRP
Main financial highlights (cont’d)
Source: Standardized financial statements, CVM.
(1) LTM = Last twelve months ended on March 31, 2008.
R$ mn
2005 2006 2007
LTM
(1)
Gross revenues 14,687 15,111 15,997 16,136
Fixed lines 12,031 11,421 11,204 11,159
Wireless 732 1,426 2,024 2,060
Data services 1,924 2,264 2,769 2,917
Revenue Deductions (4,549) (4,815) (4,939) (5,007)
Net revenues 10,139 10,297 11,059 11,130
Growth % 11.8% 1.6% 7.4% 0.6%
Gross profit 3,620 3,837 4,676 4,803
Margin % 35.7% 37.3% 42.3% 43.2%
EBITDA 2,709 3,494 3,797 3,756
Margin % 26.7% 33.9% 34.3% 33.7%
Depreciation and amortization (2,672) (2,723) (2,471) (2,367)
EBIT 37 771 1,326 1,389
Margin % 0.4% 7.5% 12.0% 12.5%
Financial revenue (expense), net (1,162) (610) (489) (399)
Net income (loss) (30) 470 671 750
Margin % (0.3%) 4.6% 6.1% 6.7%

Main operational highlights
Operational indicators of BRP
Source: Standardized financial statements, CVM.
2005 2006 2007 1Q08
Lines in service 9,560 8,418 8,034 8,036
Growth % 0.6% (11.9%) (4.6%) (2.9%)
ADSL accesses 1,014 1,318 1,568 1,637
Growth % 89.3% 30.0% 19.0% 18.3%
Number of wireless subscribers (thousand) 2,213 3,377 4,263 4,578
Post-paid 1,520 2,383 3,407 3,748
Pre-paid 693 994 856 829

23 4. Valuation of Brasil Telecom Participações 4.2. Weighted average price of the shares on the BOVESPA * * * * * * * * * *

Equity Turnover (R$)
Price (R$ per share)

CREDIT SUISSE

BRTP3
Weighted average price of the shares on the BOVESPA
Price of common shares of Brasil Telecom Participações (BRTP3) on the BOVESPA
Source: Economática as of May 30, 2008.
0
20,000,000
40,000,000
60,000,000
80,000,000
100,000,000
120,000,000
Jan-07 Feb-07 Apr-07 May-07 Jul-07 Set-07 Oct-07 Dez-07 Jan-08 Mar-08 May-08
-
10.00
20.00
30.00
40.00
50.00
60.00
Volume Price
Weighted average between 04/24/2007 and 04/24/2008: R$46.62
Weighted average between 04/25/2008 and 05/30/2008: R$52.25

Equity Turnover (R$)
Price (R$ per share)

CREDIT SUISSE

BRTP4
Weighted average price of the shares on the BOVESPA
Price of preferred shares of Brasil Telecom Participações (BRTP4) on the BOVESPA
Source: Economática as of May 30, 2008.
0
50,000,000
100,000,000
150,000,000
200,000,000
250,000,000
-
5.00
10.00
15.00
20.00
25.00
30.00
Volume Price
Jan-07 Feb-07 Apr-07 May-07 Jul-07 Set-07 Oct-07 Dez-07 Jan-08 Mar-08 May-08
Weighted average between 04/24/2007 and 04/24/2008: R$23.11
Weighted average between 04/25/2008 and 05/30/2008: R$24.72

Market value of the shares
Based on the weighted average price of common and preferred shares issued by BRP listed on the BOVESPA, the price range of the shares issued by BRP is demonstrated below:
Volume weighted average price of the common and preferred shares on the BOVESPA
Source: Economática as of May 30, 2008.
(1) Material Fact dated April 25, 2008 regarding the acquisition of indirect control of Brasil Telecom and Brasil Telecom Participações.
(2) Source: BRP (BRP had 1,480,800 treasury common shares as of March 31, 2008).
R$ per share, except when otherwise indicated
BRTP3 BRTP4
12-month period prior to the release of the Material Fact
(1)
04/24/2007 - 04/24/2008 R$ 46.62 R$ 23.11
Number of shares (mn)
(2) 132.6 229.9
Market capitalization (R$ mn) R$ 6,178.9 R$ 5,313.6
Value per share weighted by the number of shares of each class R$ 46.62 R$ 23.11
Period between the release of the Material Fact and the date of the Valuation Report
04/25/2008 - 05/30/2008 R$ 52.25 R$ 24.72
Number of shares (mn)
(2) 132.6 229.9
Market capitalization (R$ mn) R$ 6,925.8 R$ 5,683.9
Value per share weighted by the number of shares of each class R$ 52.25 R$ 24.72
90-day period between 01/24/08 and 04/23/08
01/24/2008 - 04/23/2008 R$ 48.62 R$ 22.98
Number of shares (mn)
(2) 132.6 229.9
Market capitalization (R$ mn) R$ 6,445.1 R$ 5,284.4
Value per share weighted by the number of shares of each class R$ 48.62 R$ 22.98

27 4. Valuation of Brasil Telecom Participações 4.3. Book value of the shareholders’ equity * * * * * * *

Book value of the shareholder’s equity
Based on the book value of the shareholders’ equity criterion, the value per common and preferred share of BRP is R$14.64
Book value of the shareholders’ equity
R$ per share, except when otherwise indicated
Source: Financial statements of BRP. Base date: March 31, 2008.
(1) Source: BRP (BRP had 1,480,800 treasury common shares as of March 31, 2008).
03/31/08
Total assets R$ 17,663
(-) Total liabilities 10,503
(-) Minority interests 1,852
= Shareholders' equity 5,308
Total number of shares (million)
(1)
362.5
R$/share PN and/or ON 14.64

29 4. Valuation of Brasil Telecom Participações 4.4. Economic value based on market multiples of comparable companies methodology * * * * * * *

Description of comparable companies
BRP’s valuation according to an analysis of multiples of comparable companies used as reference Brazilian and international comparable companies with greater similarities and outstanding position in the sector in which they operate
Brazilian comparable companies
Telesp: Operates local fixed telephone line services in the State of São Paulo and provides Internet services
GVT: Offers products and solutions for conventional fixed telephone lines, data transmission services to companies,
Internet services (broadband and ISP), and VoIP services
Vivo: Provides mobile phone services via the GSM, CDMA and TDMA systems
TIM: Offers mobile phone services in the entire Brazilian territory via the GSM system
Telemar: Provides fixed and mobile telephone services, data communication, Internet and paid-TV
Tele Norte Celular: Provides mobile phone services via the GSM/EDGE and TDMA systems
Foreign comparable companies
America Móvil: Provides mobile communication services in Latin America via the GSM system
Telmex: Provides local and long-distance fixed line telephone services in Mexico, and Internet and data transmission services in Brazil, Argentina, Chile, Colombia and Peru. It also offers paid-TV services in Brazil and telecommunication services in Ecuador
Credit Suisse believes it is reasonable to take the group of companies above as a parameter for calculation of multiples, since (i) a significant part of their revenues comes from similar activities to those provided by
BRP / BRT and/or (ii) these companies operate in the telecom market in Brazil or Latin America

Description of comparable companies (cont’d)
Summary table of 2007 financial information:
Net Revenues
Wireless Wireline Other
(in R$ million)
Wireline
Telmex -               18,537         4,765           14,249             6,425               2,395
Telesp
(1)
-               16,949         4,235           6,401               2,363               1,993
GVT -               854              127              358                  59                     566
Wireless
América Móvil 47,699         -               8,103           23,335             10,493             6,160
Vivo Participações 11,089         -               1,403           3,013               (99)                   1,919
TIM Participações 11,421         -               1,021           2,918               76                     1,933
Tele Norte Celular 463              -               24                116                  3                       28
Integrated
Telemar
(2)
4,436           20,717         3,523           6,442               2,358               2,328
Source: Companies.
(1) Gross revenues breakdown. Total net revenues of R$14,728 million
(2) Gross revenues breakdown. Total net revenues of R$17,584 milion.
EBITDA Net Income CAPEX

Multiples of comparable companies
(In local currency, in millions)
Net Market Enterprise
Debt
(2)
Capitalization
(3)
Value
(4)
2007
LTM
(5)
Selected Companies
Wireline
Telmex
(6)
1,173.2 85,114 383,784 468,898 5.86x 5.96x
Telesp
(7)
12.2 3,136 22,027 25,163 3.93x 3.96x
GVT
(7)
18.6 (13) 4,857 4,844 13.53x 12.39x
Average 7.77x 7.44x
Median 5.86x 5.96x
Wireless
America Móvil
(6)
5,807.4 87,390 1,042,989 1,130,379 8.63x 8.31x
Vivo Participações
(7)
69.5 2,765 16,813 19,578 6.50x 6.09x
TIM Participações
(7)
64.1 2,463 13,509 15,972 5.47x 5.73x
Tele Norte Celular
(7)
0.5 201 385 586 5.06x 4.68x
Average 6.42x 6.20x
Median 5.99x 5.91x
Integrated
Telemar
(7)
157.0 3,734 20,876 24,611 3.82x 3.71x
Total median 5.67x 5.84x
(1) Local currency in millions. It includes equity turnover of all classes of shares and, if applicable, ADRs.
(2) Net debt as of March 31, 2008.
(3) Average share price in the 30-day period ended on 05/30/08.
(4) Enterprise value = net debt + market capitalization.
(5) LTM = Last twelve months ended on March 31, 2008.
(6) In Mexican Pesos.
(7) In Brazilian reais.
Note: The market capitalization of the Brazilian companies was calculated considering the prices and number of ON and PN shares, except for GVT which has ON shares only.
Note: For the purpose of calculating the multiples, the net debt of Tele Norte Celular and Telemar were calculated adding the net debt of the controlling company to the net debt of the operating
Note: company (proportional to the ownership stake that the holding company has in the operating company).
Source: Bloomberg and companies' financial statements. Updated as of 05/30/08.
Company
Daily average equity
turnover
(1)
Enterprise value / EBITDA

Economic value - multiples of comparable companies
According to the economic value criterion based on multiples of comparable companies methodology, the value range per preferred and common share issued by BRP is demonstrated below:
(1)
Economic value based on multiples of comparable
companies methodology
R$ per share, except when otherwise indicated
+ 4.88% - 4.65%
Net debt breakdown
R$ mn
BRT BRP
Net debt breakdown 3/31/08 3/31/08
Loans and financing 514.2 0.0
Dividends payable
974.3 888.1
Provisions 257.6 0.0
Short term debt 1,746.0 888.1
Loans and financing 3,830.1 0.0
Provisions
1,287.8 5.2
Long term debt 5,117.9 5.2
Total gross debt
6,863.9 893.3
Cash and financial investments 2,087.7 1,002.3
Dividends receivable 0.0 614.3
Temporary investments 201.2 484.7
Loans and financing 7.6 0.0
Judicial deposits
1,679.6 5.8
Cash and financial investments
3,976.1 2,107.1
Net debt 2,887.8 (1,213.8)
Source: Financial statements of BRP and Credit Suisse. Base date: March 31, 2008.
(1) For further information on the justification of the value breakdown between different classes of shares of BRP, see pages 34 and 35 of this Report.
(2) LTM = Last twelve months ended on March 31, 2008.
(3) The equity value of BRP is calculated from its shareholding position on BRT, its controlled operational company.
(4) Net present value of the operational expenses of the holding company BRP. For further information on the methodology used, see Appendix D of this Report
(5) Source: BRP (BRP had 1,480,800 treasury common shares as of March 31, 2008).
BRT EBITDA LTM
(2)(3) R$ 3,774.1
x EV/EBITDA Multiple 5.84x
= BRT enterprise value 22,048.6
(-) BRT net debt (03/31/2008) 2,887.8
= BRT total equity value 19,160.9
. PN shares
(1) 5,661.9
. ON controlling shares (1)
13,400.1
. ON minority shares
(1) 98.8
BRT shares owned by BRP
% of share
class
. PN shares ('000) 120.9 40.62%
. ON shares ('000) 247.3 99.09%
= BRP enterprise value 15,699.9
(-) NPV of BRP holding expenses
(4) 235.7
(+) BRP net cash (03/31/2008) 1,213.8
= BRP total equity value 16,678.0
. PN shares 7,006.8
. ON shares 9,671.2
Number of PN shares (million)
(5) 230
Number of ON shares (million)
(5) 133
Total number of shares (million)
(5) 362
PN (R$/share) (1)
R$ 29.05 R$ 30.47 R$ 31.96
ON controlling (R$/share) (1) 77.03 80.79 84.73
ON minority (R$/share)
(1) 61.62 64.63 67.78

BRT - Value breakdown among PN shares, ON
minority and ON controlling shares
1. Total value of the shares reflects the economic value of the shares of BRT
2. Value of the ON controlling shares reflects the control
premium of 25.0% over minority common shares, consistent
with the implicit premium defined by Brazilian Corporate Law (1)
3. The value of ON minority shares reflects a historic spread
(90 days) of 128% on PN shares, as per appendix A
4. Value of the PN shares reflects the remaining value of the shares after distributions in “2” and “3”
The shares issued by BRT, as is the case for other companies traded on Bovespa, are negotiated in different price levels according to their specific class and type. This differentiation is due to specific rights and characteristics attributed to each share class and type. Therefore, it is justified to have specific valuations of each class and type of share according to an objectively verifiable criterion (As per interpretation of CVM “Parecer de
Orientação” No 34 of 08/18/2006) deemed to be adequate.
The distribution of the total equity value among ON controlling, ON minority and PN shares issued by BRT was done according to the following criteria:
R$ per share, except when otherwise indicated
(1) As stated on Article 254-A of Law 6.404 from 12/15/1976 (Brazilian Corporate Law), the sale of the control of a public company triggers an obligatory tag along offer to the minority shareholders on a price of at least 80% of the acquisition price per common share of the controlling block. Therefore, the implicit control premium is (1/ 80% - 1 = 25%).
1. Equity value 19,160.9
Total number of shares (millions) 547.3
Price per share 35.01
2. Equity value of ON controlling shares 13,400.1
Number of ON controlling shares (millions) 247.3
Price per ON controlling share $54.18
3. Equity value of ON minority shares 98.8
Number of ON minority shares (millions) 2.3
Price per ON minority share (control ON x 80%) $43.35
4. Equity value of PN shares 5,661.9
Number of PN shares (millions) 297.7
Price per PN share $19.02

BRP - Value breakdown among PN shares, ON
minority and ON controlling shares
1. Total value of the shares reflects the economic value of the shares of BRP
2. Value of the ON controlling shares reflects the control
premium of 25.0% over minority common shares, consistent
with the implicit premium defined by Brazilian Corporate Law (2)
3. The value of ON minority shares reflects a historic spread
(90 days) of 112% on PN shares, as per appendix A
4. Value of the PN shares reflects the remaining value of the shares after distributions in “2” and “3”
The shares issued by BRP, as is the case for other companies traded on Bovespa, are negotiated in different price levels according to their specific class and type. This differentiation is due to specific rights and characteristics attributed to each share class and type. Therefore, it is justified to have specific valuations of each class and type of share according to an objectively verifiable criterion (as per interpretation of CVM “Parecer de
Orientação” No 34 of 08/18/2006) deemed to be adequate.
The distribution of the total equity value among ON controlling, ON minority and PN shares issued by BRP was done according to the following criteria:
R$ per share, except when otherwise indicated
(1) For further information on the methodology used, see Appendice D of this Report.
(2) As stated on Article 254-A of Law 6.404 from 12/15/1976 (Brazilian Corporate Law), the sale of control of a public company triggers an obligatory tag along offer to the minority shareholders on a price of at least 80% of the acquisition price per common share of the controlling block. Therefore, the implicit control premium is (1/ 80% - 1 = 25%).
Value of ownership stake in BRT 15,699.9
(-) NPV of BRT holding expenses
(1)
235.7
(+) BRP net cash (03/31/2008) 1,213.8
1. BRP equity value 16,678.0
Total number of shares (millions) 362.5
Price per share 46.01
2. Equity value of ON controlling shares 5,522.3
Number of ON controlling shares (millions) 68.4
Price per ON controlling share $80.79
3. Equity value of ON minority shares 4,148.9
Number of ON minority shares (millions) 64.2
Price per ON minority share (control ON x 80%) $64.63
4. Equity value of PN shares 7,006.8
Number of PN shares (millions) 229.9
Price per PN share $30.47

36 Appendix A. Analysis of the historical spreads between ON and PN shares * * * * * *

Analysis of historical spreads between ON and PN shares
issued by BRT
Historical spreads between ON and PN shares of BRT
Days prior to the Material Fact from
April 25, 2008
(Average prices of BRTO3 /
Average prices of BRTO4)-1
30 days
60 days
90 days
180 days
1 year
Source: Economática, as of May 30, 2008.
105.5%
120.1%
127.9%
114.7%
119.7%

Analysis of historical spreads between ON and PN shares
issued by BRP
Historical spreads between ON and PN shares of BRP
Days prior to the Material Fact from
April 25, 2008
(Average prices of BRTP3 /
Average prices of BRTP4)-1
30 days 98.4%
60 days 108.8%
90 days 112.1%
180 days 105.6%
1 year 102.6%
Source: Economática, as of May 30, 2008.

39 Appendix B. Valuation criterion * * * * * *

CS adopted the volume weighted average price of the shares criterion to value BRP shares, for the following reasons:
i. The market price is a very important reference for the value of an asset;
Ii. The preferred and common shares of BRP have broad liquidity and are part of the Bovespa index; and
Iii. BRP is covered by equity research departments of different investment banks, ensuring that its stock prices adequately reflect its growth, profitability and risk outlook
Valuation methodology
CS valued BRP using the methodology of the volume weighted average price of the preferred and common shares issued by BRP and traded on the BOVESPA
Calculation methodology
The data series of average turnover, number of shares traded and volume weighted average daily price were gathered (source: Economática)
- The data series of volume weighted average daily prices was already adjusted for dividends and other earnings and by stock splits/reverse stock splits
The simple arithmetic mean of the volume weighted average daily prices was calculated
- 90-day period between 24 January 2008 and 23 April 2008 was used as a reference, as it represents a parameter of recent market prices, not affected by the formal announcement of the acquisition of the controlling stake of BRP / BRT through the Material Fact of April 25, 2008

41 Appendix C. Terms and definitions used in the valuation report * * * * * * * * *

Terms and definitions used in the valuation report
ARPU: average revenues per user.
EBIT: earnings before interest and taxes.
EBITDA: earnings before interest, taxes, depreciation and amortization.
NPV: net present value.
Spread: ratio between prices of two different shares.
WACC: weighted average cost of capital

43 Appendix D. Calculation of the NPV of holding expenses * * * * * *

Calculation of the NPV of holding expenses
(1) Calculation using Gordon’s perpetuity growth model. Assumes a perpetuity growth rate of 2,5% in nominal terms, in U.S. dollars.
(2) Source: Financial statements of BRP and Credit Suisse.
(3) Source: Brazilian Central Bank (2007 year average and March 31, 2008 PTAX) and Credit Suisse (projections).
Assumptions
Expense projections in nominal Brazilian reais
Expense flows converted to US$ and then discounted
Base date: March 31, 2008: Present value of cash flows as of March 31, 2008
Period of projections: from 2008 to 2018
WACC in nominal terms, in US$, of 10.5%
Perpetuity growth of 2.5%
For the correct application of the market multiples of comparable companies methodology to BRP, it is necessary to subtract from the EBITDA of
BRT, the operating company, all general and administrative holding expenses of BRP, as this company does not have any of its own cash flows other than the cash flows received from its controlling company in order to pay its expenses.
The net present value of BRP holding general and adminstrative expenses is demonstrated below:
BRP holding general and administrative expenses 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Perpetuity
(1)
General and administrative expenses (R$ million)
(2)
(18.4) (19.2) (20.1) (20.9) (21.8) (22.6) (23.5) (24.5) (25.5) (26.5) (27.5) (28.6) (366.8)
R$/ US$ FX rate - year average
(3)
1.95 1.74 1.80 1.86 1.90 1.94 1.96 1.99 2.02 2.05 2.08 2.11 2.11
General and administrative expenses (US$ million) (9.4) (11.1) (11.1) (11.2) (11.5) (11.7) (12.0) (12.3) (12.6) (12.9) (13.2) (13.6) (173.7)
0.375 1.25 2.25 3.25 4.25 5.25 6.25 7.25 8.25 9.25 10.25 11.25
Multiplying factor – 75% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
Discounted cash flows (US$ million) – (8.0) (9.8) (9.0) (8.3) (7.6) (7.1) (6.6) (6.1) (5.7) (5.3) (4.9) (56.5)
WACC 10.50%
Perpetuity growth 2.50%
NPV on March 31, 2008 (US$) (134.7)
R$/US$ FX rate on March 31. 2008
(3)
1.75
NPV on March 31, 2008 (R$) (235.7)

45 Appendix E. Additional information and disclaimers * * * * * * *

Additional information and disclaimers
The following information is important and must be carefully and thoroughly read:
1. This Valuation Report has been prepared for exclusive use of the Board of Directors of Telemar, its shareholders and BRP’s shareholders for the purpose of their evaluation of the proposed Voluntary TO, and may not be used or relied upon for any other purpose. This Valuation Report must not be used by any third party or for any other purpose without the prior written consent of CS. This Valuation Report, including its analyses and conclusions, do not constitute a recommendation to any shareholder of Telemar or BRP or member of the Board of Directors of
Telemar on how to vote or act in connection with any matter related to the Voluntary TO. CS will not be liable for any direct or indirect losses or loss of profits resulting from the use of this Valuation Report. The base date used in this Valuation Report is May 30, 2008. The base date of financial information used in this Valuation Report is March 31, 2008.
2. In order to arrive at the conclusions presented in this Valuation Report, we have performed the following, among other things: (i) analysis of the consolidated financial statements of BRP audited by Deloitte Touche Tohmatsu (“Deloitte”) for the fiscal years ended on December 31, 2005,
2006 and 2007 and the fiscal quarter ended on March 31, 2008, (ii) discussions with members of Telemar’s management about the business and prospects of BRP; and (iii) analysis of other information, financial studies, analyses, research and financial, economic and market criteria we deemed relevant (jointly referred to as “Information”).
3. With respect to our revision, we do not assume any responsibility for independently investigating any of the information referred to above and have assumed that such information was complete and accurate in all its relevant aspects. Additionally, we have not been requested to perform, and have not performed, an independent verification of such information, or any independent verification or assessment of any assets or liabilities (contingent or not) of BRP, and we have not received any such assessment and have not assessed the solvency or fair value of
BRP under any laws governing bankruptcy, insolvency or similar matters.
4. We do not make, and will not make, either expressly or implicitly, any representation or warranty regarding any information (including financial and operational forecasts of BRP or assumptions and estimates on which such forecasts were based) used in the preparation of this Valuation
Report. Additionally, we do not assume any obligation to make, and have not made, any physical inspection of the properties or facilities of
BRP. We are not an accounting firm and have not provided accounting or auditing services related to this Valuation Report. We are not a law firm and have not provided legal, tax or fiscal services related to this Valuation Report.

Additional information and disclaimers (cont’d)
5. The controlling shareholders of BRP and/or Telemar and their management did not (i) in any way interfere with, restrict or hinder our access and our capacity to obtain and use the information necessary to prepare this Valuation Report, (ii) determine the methodologies used in the preparation of the analyses, or (iii) in any way restrict our capacity to arrive at the conclusions independently presented in this Valuation
Report.
6. The preparation of a financial analysis is a complex process that involves various decisions on the most appropriate and relevant financial analysis methods, and the application of these methods. In order to arrive at the conclusions presented in this Valuation Report, we applied a qualitative approach to the analyses and factors considered by us. We arrived at a final conclusion based on the results of the analysis performed by us as a whole, and we did not reach individual conclusions based on or related to any of the factors or methods of our analysis.
Therefore, we believe our analysis must be considered as a whole and that the examination of parts of our analysis and specific factors without considering the full context of our analysis and conclusions may lead to incomplete and incorrect interpretations of the processes used in our analyses and conclusions.
7. This Valuation Report provides an estimate with respect to the value of the preferred shares issued by BRP and does not evaluate any other aspect or implication of the Voluntary TO or any contract, agreement or understanding signed in relation to the Voluntary TO. We do not express any opinion on the value for which the shares related to the Voluntary TO could be traded on any securities market at any time. The results presented in this Valuation Report refer exclusively to the Voluntary TO, and do not apply to any other matter or operation, present or future, relative to BRP or Telemar, or to the economic groups of which these companies are part or to the sector in which they operate.

Additional information and disclaimers (cont’d)
8. Our Valuation Report is necessarily based on information provided to us as of the date of this Valuation Report and takes into account economic and market conditions and other conditions as they are and as can be evaluated on this date. Although future events and other developments could affect the conclusions presented in this Valuation Report, we do not have any obligation to update, revise, rectify or revoke this Valuation Report, wholly or partly, as a result of any subsequent development or for any other reason.
9. Our analyses deal with BRP as an operation independent from Telemar (stand-alone operation) and, thus, do not include operating, tax or any other benefits or losses, including any premiums, synergies, incremental value and/or costs, if any, that Telemar or BRP may have as a result of the completion of the Voluntary TO, if consummated, or of any other transaction. The evaluation also disregards any operational and financial gains or losses that may result after the Voluntary TO due to a commercial change in the business currently existing between Telemar and BRP.
10. Telemar has agreed to reimburse us for our expenses and to indemnify us and certain persons related to us for certain liabilities and expenses that may arise as a result of our retained services.
11. Credit Suisse (as commission merchant under articles 693 to 709 of the Brazilian Civil Code) entered into a commission agreement with
Telemar (as principal) on 25 April 2008 (“Commission Agreement”) whereby Credit Suisse committed, subject to the terms and conditions of the Commission Agreement and articles 693 to 709 of the Brazilian Civil Code, to contract with the controlling shareholders of BRP and Brasil
Telecom S.A. (“BRT”) the acquisition of the controlling shares of BRP / BRT, on its own behalf, but for the account and at the order of Telemar.
Also on 25 April 2008, a share purchase agreement (“Share Purchase Agreement”) was executed between the controlling shareholders of
BRP and BRT, Credit Suisse (with the consent of Telemar), Invitel S.A. (“Invitel”) and Solpart Participações S.A. (“Solpart”), under which Credit
Suisse, as commission merchant of Telemar, agreed to acquire the controlling shares of BRP / BRT on its own behalf, but for the account and at the order of Telemar, subject to the conditions established in the Commission Agreement and Share Purchase Agreement.
If the National Telecommunications Agency (Anatel) takes measures to implement regulatory changes or to modify the norms currently in effect, thus eliminating the regulatory restrictions currently existing, Credit Suisse will assign all its rights and obligations set forth in the Share
Purchase Agreement to Telemar, as established in the Commission Agreement, so Telemar itself will submit the acquisition of the controlling shares of BRP / BRT to Anatel.
Pursuant to the Commission Agreement and Share Purchase Agreement, Credit Suisse will not exercise, until the agreed upon purchase and sale is completed, any type of power or influence in the management of the corporate activities of Invitel, Solpart, BRT, BRP or any of their respective direct or indirect subsidiaries.

Additional information and disclaimers (cont’d)
12. We have provided, from time to time, in the past, investment banking services and other financial services to Telemar, its controlling shareholders, subsidiaries and companies under common control (“Affiliates”) for which we were remunerated, as mentioned in “Evaluator
Representations” of this Valuation Report (for the purposes of Schedule III, X, “d”, 5, of CVM Instruction No. 361/02) and may, in the future, provide these services to Telemar and BRP and/or their Affiliates, for which we expect to be remunerated. We are a financial institution that provides a variety of financial services and other services related to securities, brokerage and investment banking. In the normal course of our activities, we may acquire, hold or sell, on our behalf or on the behalf of our clients, shares, debt instruments and other securities and financial instruments (including bank loans and other obligations) of Telemar and BRP and of any other companies involved in the Voluntary TO, as well as provide investment banking services and other financial services to these companies and their Affiliates. Also, the professionals of our research departments and of other divisions may base their analyses and publications on different operational and market assumptions and on different analysis methodologies compared with those used in the preparation of this Valuation Report, with the result that the research reports and other publications prepared by them may contain different results and conclusions when compared with those herein presented. We also adopted policies and procedures to preserve the independence of our research analysts, who may have different views from those of our investment banking department. We also adopted policies and procedures for preserving the independence between investment banking and other areas and departments of CS, including but not limited to asset management and the proprietary desk for trading shares, debt instruments, securities and other financial instruments.
This Valuation Report is the intellectual property of CS.
The financial calculations contained in this Valuation Report may not result in exact sums due to rounding.
Banco de Investimentos Credit Suisse (Brasil) S.A.
José Olympio Pereira Bruno Amaral Daniel Anger Marco Gonçalves
[by: /s/ Daniel Anger]
[by: /s/ Bruno Amaral]
[by: /s/ Marco Gonçalves]
[by: /s/ José Olympio Pereira]

50 BANCO DE INVESTIMENTOS CREDIT SUISSE (BRASIL) S.A. Avenida Brigadeiro Faria Lima, 3064 – 13 floor 01451-000 São Paulo, SP +55 11 3841 6000 www.credit-suisse.com th